Exhibit 99.1

CONTACTS:
Media:	210-626-7702
media@tsocorp.com
Investors:	Louie Rubiola
210-626-4355

TESORO ANNOUNCES ELECTION OF MARY PAT MCCARTHY TO BOARD OF DIRECTORS

SAN ANTONIO - December 27, 2012 - Tesoro Corporation (NYSE:TSO) today announced the appointment of Mary Pat McCarthy to the Company's Board of Directors, increasing the Board from nine to ten members, effective December 20, 2012.

Ms. McCarthy in 2011 retired from her position as Vice Chair of KPMG LLP, the U.S. member firm of the global audit, tax and advisory services firm. She joined KPMG LLP in 1977 and was admitted to partnership in 1987. Ms. McCarthy held numerous senior leadership roles with KPMG, including Executive Director of the KPMG Audit Committee Institute (2008-2011); Leader of the KPMG Client Care Program (2007-2008); U.S. Leader, Industries and Markets; and Global Leader, Information, Communication and Entertainment Practice. She also served on the KPMG Management and Operations Committees.

Ms. McCarthy graduated Magna Cum Laude with a Bachelor of Science in Business Administration from Creighton University. She attended the KPMG International Development Program at the University of Pennsylvania's Wharton School; and is a licensed Certified Public Accountant in California, Kansas and Missouri.

She is an author of several books on risk, strategy and business transformation; is a contributing author to National Association of Corporate Directors (NACD) Blue Ribbon Commission Reports; and frequently speaks at conferences and other forums on audit committee effectiveness and corporate governance. Ms. McCarthy also serves as a director of Mutual of Omaha, a mutual insurance company.

“We are very pleased to welcome Mary Pat to our Board of Directors,” said Greg Goff, president and CEO, Tesoro. Her strong leadership and significant financial, governance, and accounting expertise will bring additional strengths and new perspectives to our Board.”

About Tesoro Corporation
Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products.  Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 675,000 barrels per day.  Tesoro's retail-marketing system includes nearly 1,390 branded retail stations, of which 595 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.